Exhibit 10.41
Schedule of Director Compensation Arrangements
Board Compensation for 2008 (effective April 29, 2008):
Non-Employee Director Cash Compensation:

2007
Annual Retainer	$65,000
Chair of Audit Committee Annual Retainer	$10,000
Chair of Compensation & Nominating and Governance Committee Annual Retainer	$5,000
Non-Employee Director Equity Awards:

Director	Restricted Stock Award(1)
Ben Guill	2,690
Richard A. Bachmann	2,690
Kenneth M. Burke	2,690
Edward C. Hutcheson, Jr.	2,690
Myles W. (Bill) Scoggins	2,690
Per Staehr	2,690

(1)	Equity awards granted on April 29, 2008 with a fair market value of $37.17 (closing price as of April 29, 2008). Awards are intended to reflect equity in the amount of $100,000 per director. Restrictions lapse 30 days from the date of grant — May 28, 2008.